Exhibit (d) 5.5

LETTER AGREEMENT

Russell Fund Services Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (“Administrative Agreement”). RIC advises you that it is creating six new funds to be named 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fun, 2050 Strategy Fund and In Retirement Fund (each, a “LifePoints Target Date Fund”) and that each LifePoints Target Date Fund desires RIMCo to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include each LifePoints Target Date Fund, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Administrative Agreement by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this          day of                     , 2008

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark
President